As filed with the Securities and Exchange Commission on December 24, 2002
                                                   Registration No. 333-101034

==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           ------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ------------------------

                       PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           ------------------------

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
            (Exact name of registrant as specified in its charter)


           NEW YORK
                                                      13-0871985
(State or other jurisdiction of                     (I.R.S. employer
incorporation or organization)                    identification number)


                            ARMONK, NEW YORK 10504
                                (914) 499-1900

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ------------------------

                                ANDREW BONZANI
               ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL
                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                            ARMONK, NEW YORK 10504
                                (914) 499-1900

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. [ ]

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ------------------------

                        CALCULATION OF REGISTRATION FEE


-------------------------- --------------- --------------------- ---------------------- -------------------
Title of Each Class of                     Proposed Maximum      Proposed Maximum
Securities to be           Amount to be    Aggregate Price       Aggregate Offering     Amount of
Registered                 Registered      Per Unit              Price                  Registration Fee
-------------------------- --------------- --------------------- ---------------------- -------------------

Capital Stock              25,327,676      $78.965 (a)           $2,000,000,000 (a)     $184,000 (a) (b)
($0.20 par value)          shares
-------------------------- --------------- --------------------- ---------------------- -------------------

(a) The shares of capital stock are to be offered at prices which are not presently determinable. The offering price is estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of IBM capital stock reported on the New York Stock Exchange Composite Tape on December 18, 2002.

(b) $138,000 of the amount of the registration fee was previously paid in connection with the initial filing of the S-3 registration statement. The remaining $46,000 is available in the registrant's SEC account.

     Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of IBM capital stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional capital stock.

                           ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION
DECEMBER 24, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                               New Orchard Road
                            Armonk, New York 10504
                                (914) 499-1900
                               25,327,676 Shares

                                 CAPITAL STOCK

YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST.

     This Prospectus relates to the resale, from time to time, by the IBM Personal Pension Plan Trust (the "Trust"), of up to 25,327,676 shares of capital stock, $0.20 par value, of International Business Machines Corporation proposed to be contributed from time to time by IBM to the Trust. IBM will receive none of the proceeds from the sale of the shares by the Trust.

     The shares may be sold from time to time through public or private transactions on or off the United States exchanges on which the capital stock is traded, and at prevailing market prices or other prices negotiated by the managers, all as more fully described under the "Plan of Distribution".

     The capital stock of IBM is listed on the New York Stock Exchange and trades under the symbol IBM.

                           ------------------------

     These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                           ------------------------

               The date of this prospectus is December __, 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     i.   Annual Report on Form 10-K for the year ended December 31, 2001;

     ii. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002; and

     iii. Current Reports on Form 8-K, filed on January 17, 2002, January 29, 2002, April 8, 2002, April 17, 2002, May 9, 2002, June 4, 2002,
          July 1, 2002, July 9, 2002, July 17, 2002, July 30, 2002, August 13,
          2002, August 28, 2002, September 9, 2002, October 16, 2002,
          October 29, 2002, November 4, 2002, November 14, 2002,
          November 26, 2002, and December 4, 2002.

     We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

Equiserve Trust Company, N.A.
P.O. Box 43072
Providence, RI  02940
(781) 575-2727

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                          DESCRIPTION OF THE COMPANY

     We were originally incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R). C-T-R was a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co., and The International Time Recording Co. of

New York. In 1924, C-T-R adopted the name International Business Machines Corporation, also known more simply as IBM.

     We use advanced information technology to provide customer solutions. We operate primarily in a single industry using several segments that create value by offering a variety of solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing.

          Organizationally, our major operations comprise a Global Services segment; three hardware product segments--Enterprise Systems, Personal and Printing Systems and Technology; a Software segment; a Global Financing segment and an Enterprise Investment segment. The segments are determined based on several factors, including customer base, homogeneity of products, technology and delivery channels.

          We offer our products through our global sales and distribution organization. The sales and distribution organization has both a geographic focus (in the Americas, Europe/Middle East/Africa, and Asia Pacific) and a specialized and global industry focus. In addition, these organizations include a global sales and distribution effort devoted exclusively to small and medium businesses. We also offer our products through a variety of third party distributors and resellers, as well as through our on-line channels.

                                USE OF PROCEEDS

The shares being offered are for the account of the Trust. IBM will not receive any proceeds from the sale of the shares offered.

                       DESCRIPTION OF THE CAPITAL STOCK

     As of the date of this prospectus, we are authorized to issue up to 4,687,500,000 shares of capital stock, $0.20 par value per share. As of November 30, 2002, 1,920,365,350 shares of capital stock were issued and 1,696,342,538 were outstanding.

     DIVIDENDS.

     Holders of capital stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

     VOTING.

     Each holder of capital stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

     RIGHTS UPON LIQUIDATION.

     In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of capital stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

     MISCELLANEOUS.

     Shares of capital stock are not redeemable and have no subscription, conversion or preemptive rights.

                              SELLING SHAREHOLDER

     The Trust is the trust formed to hold the assets of IBM's defined benefit pension plan known as the IBM Personal Pension Plan, covering substantially all of IBM's U.S. employees. The Plan and the Trust are intended to be tax-qualified within the meanings of Sections 401(a) and 501(a) of the Internal Revenue Code. The Trust is funded by IBM contributions held for the sole benefit of Plan participants and beneficiaries, and to pay proper expenses of Plan administration.

     As of November 30, 2002, the Trust owned 1,850,109 shares of capital stock (representing approximately 0.42% of the total assets of the Trust and approximately 0.11% of the outstanding shares of capital stock). Assuming all the 25,327,676 shares in this offering were contributed to the Trust and none of the shares now held by the Trust had been sold, the Trust would own 27,177,785 shares of capital stock (representing approximately 6.24% of the total assets of the Trust and approximately 1.58% of the outstanding shares of capital stock).

     It is contemplated that the shares contributed to the Trust will be managed by investment managers designated in accordance with procedures established by the IBM Retirement Plans Committee. Each investment manager is responsible in its sole judgment and discretion for making any decision to sell from time to time any of or all the shares under its control, subject to the terms of investment management arrangements with the manager.

                             PLAN OF DISTRIBUTION

     The Trust, at the direction of an investment manager, may sell shares on the markets in which the capital stock is traded, through underwriters, in private transactions or otherwise.

     Market sales may be effected from time to time in one or more transactions, including block transactions, (i) on any of the U.S. securities exchanges on which the capital stock is listed, including the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange, in transactions that may include special offerings, exchange distributions pursuant to and in accordance with the rules of such exchanges, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Trust at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Trust may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Trust and may receive commissions from the purchasers of shares for whom they may act as agent.

                                LEGAL OPINIONS

     The legality of the shares in this offering will be passed upon by Mr. David S. Hershberg, our Vice President and Assistant General Counsel. Mr. Hershberg, together with members of his family, owns, has options to purchase and has other interests in shares of our capital stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated November 4, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offerings described in this Registration Statement:

Securities and Exchange Commission
   Registration Fee............................................     $184,000
Printing and Engraving Expenses................................       25,000
Accounting Fees and Expenses...................................       15,000
Legal Fees and Expenses........................................       70,000
Listing Fees...................................................            0
Miscellaneous Expenses.........................................       15,000
                                                                     -------
     Total Expenses............................................     $309,000
                                                                    ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our By-Laws (Article VI, Section 6) provide the following:

          "The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person's testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be `permitted' within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time."

         Our Certificate of Incorporation (Article ELEVEN) provides the following:

          "Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation's directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

     With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to such corporation's interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

     In addition, we maintain directors' and officers' liability insurance policies.

ITEM 16. EXHIBITS.

(4)        Certificate of Incorporation.***
(5)        Opinion of IBM Legal Counsel (David S. Hershberg, Esq.).**
(23) (a)   Consent of Independent Accountants.*
(23) (b)   Consent of Counsel (included in Exhibit (5)).**
(24) (a)   Powers of Attorney.**
(24) (b) Certified copy of a resolution adopted by our Board of Directors authorizing execution of the registration statement by power of attorney.**

---------------------

*    Filed herewith.

**   Previously filed in connection with this Registration Statement.

*** Incorporated by reference to Exhibit 3(i) of our Form 8-K filed April 28, 1999.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 24th day of December, 2002.

                                        INTERNATIONAL BUSINESS MACHINES
                                        CORPORATION



                                        By:                *
                                              -------------------------------
                                               Name:  Louis V. Gerstner, Jr.
                                               Title: Chairman of the
                                               Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                TITLE                              DATE
---------                                -----                              ----


                     *                   Chairman of the Board              December 24, 2002
--------------------------------------
Louis V. Gerstner, Jr.


                     *                   President and Chief Executive      December 24, 2002
--------------------------------------   Officer
Samuel J. Palmisano


                     *                   Chief Financial Officer            December 24, 2002
--------------------------------------
John R. Joyce


                     *                   Vice President and Controller      December 24, 2002
--------------------------------------
Robert F. Woods


                     *                   Director                           December 24, 2002
--------------------------------------
Cathleen Black


                     *                   Director                           December 24, 2002
--------------------------------------
Kenneth I. Chenault


                     *                   Director                           December 24, 2002
--------------------------------------
Nannerl O. Keohane


                     *                   Director                           December 24, 2002
--------------------------------------
Charles F. Knight


                     *                   Director                           December 24, 2002
--------------------------------------
Minoru Makihara


                     *                   Director                           December 24, 2002
--------------------------------------
Lucio A. Noto


                     *                   Director                           December 24, 2002
--------------------------------------
John B. Slaughter


                     *                   Director                           December 24, 2002
--------------------------------------
Sidney Taurel


                     *                   Director                           December 24, 2002
--------------------------------------
Alex Trotman


                     *                   Director                           December 24, 2002
--------------------------------------
Charles M. Vest

       *By:  /s/ ANDREW BONZANI
           --------------------
       Andrew Bonzani
       ATTORNEY-IN-FACT

                                                                 Exhibit 23(a)


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 17, 2002, except for Note w, as to which the date is June 3, 2002, relating to the financial statements which appears in the Current Report on Form 8-K dated November 4, 2002. We also consent to the incorporation by reference of our report dated January 17, 2002 relating to the financial statement schedule, which appears in International Business Machines Corporation's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


                                                /s/ PricewaterhouseCoopers LLP
                                                ------------------------------
                                                PricewaterhouseCoopers LLP
                                                New York, New York
                                                December 20, 2002